EXHIBIT 99.1

LightPath Elects former Space Force CTO Kim Crider to Board of Directors

Orlando, FL – February 6, 2024 - LightPath Technologies, Inc. (NASDAQ: LPTH), ("LightPath" or the "Company"), a leading vertically integrated global manufacturer and integrator of proprietary optical and infrared technologies, announced that Kim Crider was elected to the Company’s Board of Directors at the annual meeting of stockholders on January 31, 2024.

“We are delighted to welcome Ms. Kim Crider to LightPath’s board of directors,” said M. Scott Faris, Board Chair. "Kim’s extensive experience working within and with government in the most high-tech settings will undoubtedly prove valuable to the Company as we continue to move up the value chain to deliver cutting-edge imaging solutions.”

Ms. Crider is a highly experienced executive and has served as a director on boards for both private and public companies. She has held executive leadership positions in several multi-billion-dollar enterprises over the past 10 years, with deep expertise in aerospace, cybersecurity, data/AI and information technology. Ms. Crider presently has served as a member of the Board of Directors for the National Cybersecurity Center since July 2021, and for the Catalyst Campus for Technology & Innovation since January 2022. She also serves as a Board Advisor for Aalyria Technologies, Inc., a position she has held since January 2022. Ms. Crider served as a member of the Board of Directors of Virgin Orbit National Systems, LLC from April 2022 to August 2023. Ms. Crider is a founding partner and since its inception in May 2023, has served as the Co-Chief Executive Officer of Elara Nova Space Consultancy, LLC, a premier global advisory firm focused on the space sector. From 2016 to 2021, she was President of Kim Crider & Associates, LLC and Leadership Matters, LLC, specialized consulting firms providing executive consulting and coaching services to CEOs, CIOs, CTOs and other C-Suite leaders across industry sectors. A retired Major General in the United States Air Force, after serving in progressive leadership roles from 1986-2019, she also served as the first Chief Technology and Innovation Officer for the United States Space Force, Pentagon Washington D.C. from 2019 to 2021. Ms. Crider earned a Bachelor of Science degree in Electrical Engineering from Duke University in North Carolina, a Master of Business Administration degree from Western New England College in Massachusetts, a Master of Science in Military Studies from Air Command and Staff College in Alabama, a Master of Science in National Resource Strategy from National Defense University in Washington, D.C., and a Graduate Certificate in Organizational Behavior from Harvard University in Massachusetts.

“Using their proprietary materials, LightPath is delivering imaging solutions that until now have been impossible,” said Kim Crider. “During and after my active military service, I became aware of the many limitations of our defense systems. I’m looking forward to helping the Company navigate the US government bureaucracy to ensure our revolutionary capabilities make their way to the people in the right places to take advantage of these new capabilities.”

About LightPath Technologies:

LightPath Technologies, Inc. is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs and manufactures proprietary optical and infrared components including molded glass aspheric lenses and assemblies, custom molded glass freeform lenses, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black Diamond™ ("BD6") chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Dallas Texas, Latvia and China.

LightPath’s wholly-owned subsidiary, Visimid Technologies, was acquired in July 2023, and specializes in the design and development of customized infrared cameras, for the industrial and defense industries. Such customized cameras are often sold together with customized optical assemblies from LightPath.

LightPath's wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP's infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses.

For more information on LightPath and its businesses, please visit www.lightpath.com.

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Forward-Looking Statements

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the impact of varying demand for the Company products; the ability of the Company to obtain needed raw materials and components from its suppliers; actions governments, businesses, and individuals take in response to the pandemic, including restrictions on onsite commercial interactions;; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that the Company could take to reduce operating costs; the inability of the Company to sustain profitable sales growth, convert inventory to cash, or reduce its costs to maintain competitive prices for its products; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on 10-Q. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:

Brian M. Prenoveau, CFA

MZ Group – MZ North America

LPTH@mzgroup.us

+561 489 5315

SOURCE: LightPath Technologies

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